Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                 Three Months Ended March 31
                                                     2000            1999
                                                 ------------    ------------
BASIC
Average shares outstanding                         61,099,962      61,859,612
Net income                                            $16,040         $16,579

     Per share amount                                   $0.26           $0.27
                                                        =====           =====

DILUTED
Average shares outstanding                         61,099,962      61,859,612

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price      137,181         158,856
                                                   ----------      ----------
                                                   61,237,143      62,018,468
Net income                                            $16,040         $16,579

     Per share amount                                   $0.26           $0.27
                                                        =====           =====